Exhibit 7.01

SHARE PURCHASE AGREEMENT

BETWEEN

ROBUST ELITE LIMITED

AND

ZHOU SHAN

8 March 2016

This Share Purchase Agreement (this “Agreement”) is entered into on 8 March, 2016

BETWEEN:

(1)	Robust Elite Limited, a company duly organized and validly existing under the laws of the British Virgin Islands of BVI company number #1814303 and with its registered address at NovaSage Chambers, P.O. Box 4389, Road Town, Tortola, British Virgin Islands (the “Seller”), and

(2)	Zhou Shan, citizen of the People’s Republic of China, with her business address at House 7, No. 12 Shouson Hill Road, Hong Kong (the “Buyer”).

The parties above are collectively referred to as “the Parties”.

RECITALS

WHEREAS, The Seller is the sole legal and beneficial owner of 10,625,000 American depositary shares (“ADSs”), each representing ten ordinary shares of SPI Energy Co., Ltd., a company organized under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Seller desires to sell, and Zhou Shan desires to purchase 8,750,000 ADSs at a purchase price of US$7.64 per ADS, the closing price of the ADSs on Nasdaq on February 16, 2016 (the “Per Share Purchase Price”), subject to the terms and conditions set forth herein (such 8,750,000 ADSs to be sold to Zhou Shan, the “Subject Shares”).

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Representations and Warranties by the Seller

1.1.	The Seller is a company duly organized and validly existing and in good standing under the laws of the British Virgin Islands. The Seller has the requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller enforceable against the Seller in accordance with its terms.

1.2.	The Seller has good and valid title to the Subject Shares, free and clear of all liens, pledge, option, encumbrances, equities or adverse claims.

1.3.	Neither the execution of this Agreement nor any other agreement referred to herein nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a material breach or violation of any other material agreement or instrument by which the Seller is bound, any charter, bylaws, certificate of incorporation or similar organizational documents of the Seller, or any existing material law, regulation, judgment or order applicable to the Seller.

2.	Representations and Warranties by the Buyer

2.1.	The Buyer has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding agreement of the Buyer enforceable against the Buyer in accordance with its terms.

2.2.	Neither the execution of this Agreement nor any other agreement referred to herein nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in a material breach or violation of any other material agreement or instrument by which the Buyer is bound, or any existing material law, regulation, judgment or order applicable to the Buyer.

3.	Agreement to Purchase Subject Shares

3.1.	The Seller agrees to sell to the Buyer, and the Buyer agree to purchase from the Seller, the Subject Shares in accordance with recitals to this Agreement. As consideration for the Subject Shares, the Buyer agrees to pay to the Seller the aggregate purchase price of US$66,850,000.

4.	Completion

4.1.	The completion of the transactions contemplated by this Agreement shall take place within five working days after execution of this Agreement.

4.2.	At completion:

(a)	the Buyer shall pay the Seller in such manners in accordance with the Payment Terms as referred to and defined in the Schedule attached herewith and which shall form part of this Share Purchase Agreement; and

(b)	the Seller shall transfer 8,750,000 ADSs to the Buyer.

5.	Confidentiality

5.1.	For the purpose of the Parties’ evaluations of, and discussions relating to, the transactions contemplated by this Agreement, each Party has provided or may provide to the other Party certain information relating to the Company and the Subject Shares that is non-public, confidential or proprietary in nature (the “Confidential Information”). Each Party agrees to hold all the Confidential Information in trust and confidence and shall not use or disclose any such Confidential Information during the term of this Agreement and after the expiration of this Agreement for any reason whatsoever.

5.2.	Notwithstanding the foregoing, each Party may disclose or otherwise use any Confidential Information to the extent such information (A) is or becomes publicly known or available (other than as a result of a violation by such Party of this Agreement), (B) is or becomes available to such Party from a third-party whom such Party reasonably believes is not under an obligation to keep such information confidential, (C) was already in such Party’s possession, provided that such information is not known to such Party to be subject to another obligation of confidentiality to the Company, or (D) was or is independently developed by or on behalf of such Party without violating the terms of this Section 5.

5.3.	If either Party becomes (or if it is reasonably likely that it shall become) legally compelled to disclose any Confidential Information, to the extent legally permissible and reasonably practicable, such Party shall provide immediate notice of such fact to the Company and the other Party so that appropriate action may be taken. Such Party shall cooperate with any reasonable requests from the Company and the other Party in connection therewith. If, after complying with the foregoing requirements, such Party is nonetheless legally compelled to disclose the Confidential Information to any third-party, such Party may disclose to such third-party only that portion of the Confidential Information which its outside legal counsel advises it is legally required to disclose.

5.4.	Each Party acknowledges that it is aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party agrees that it will not use any Confidential Information in contravention of the United States securities laws.

6.	General

6.1.	Each Party hereto agrees to perform any further acts and execute and deliver any document or instrument that may be reasonably necessary to carry out the intent of this Agreement.

6.2.	This Agreement shall bind and inure to the benefit of the successors and assigns of the Parties hereto.

6.3.	This Agreement may be amended at any time by the written agreement and consent of the Parties hereto.

6.4.	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to conflict of law provisions. The Parties hereto hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong.

6.5.	This Agreement, including such other agreements referred to herein, constitutes the entire agreement and understanding among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, relating thereto.

6.6.	Introductory headings at the beginning of each clause of this Agreement are solely for the convenience of the parties and shall not be deemed to be a limitation upon or description of the contents of any such clause.

6.7.	This Agreement may be executed in counterparts, which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ROBUST ELITE LIMITED

By:	/s/ CHOI, CHIU FAI STANLEY
Name: CHOI, CHIU FAI STANLEY
Title: Authorized Representative

ZHOU SHAN

/s/ ZHOU SHAN

SCHEDULE

Payment Terms (“Payment Terms”)

1.	The Buyer shall pay to the Seller a sum of US$ 14,000,000.00 upon Completion; and

2.	Balance of the aggregate purchase price which being US$ 52,850,000.00 (“Balance Purchase Price”) shall be repaid by the Buyer within a period of four (4) years from the date of this Share Purchase Agreement (“Balance Repayment Period”) and the Buyer may choose to repay by any number of payment with any repayment amount(s) and at such interval(s) and/or time(s) as the Buyer shall decide within the Balance Repayment Period. There is no interest chargeable to the Balance Purchase Price by the Seller within the first two years of the Balance Repayment Period (i.e. from 8 March 2016 to 7 March 2018 inclusive). There is an interest of four percent (4%) per annum chargeable to any outstanding Balance Purchase Price by the Seller within the second two years of the balance Repayment Period (i.e. from 8 March 2018 to 7 March 2020 inclusive) and the Buyer shall pay interest to the Seller at the same time when a payment is to be made by the Buyer to the Seller covering the same period of time when the relevant interest payment is incurred.